 Exhibit 99.1

Bionik Laboratories Reports Fiscal Year Ended 2017 Financial Results

Company continues to focus on near-term strategy of market expansion and revenue generation of commercial products through strategic partnerships

TORONTO and BOSTON, June 30, 2017 -- Bionik Laboratories Corp. (OTCQX:BNKL) (“Bionik” or the "Company"), a robotics company focused on providing rehabilitation and assistive technology solutions to individuals with neurological and mobility challenges from hospital to home, announced today its financial results for the fiscal year ended March 31, 2017.

Corporate Highlights

•	Closed on the Company’s previously announced tender offer to amend and exercise certain outstanding warrants, raising approximately $1,250,000 in gross proceeds.

•	Announced partnership with Wistron Corporation to develop exoskeleton technologies for the consumer medical device market and bring lower-body assistive robotic technologies to the consumer home products market.

•	Reached milestone with shipment of 250th interactive robotic therapy system for patient rehabilitation. Company’s technology now utilized in more than 200 hospitals and clinics throughout 20 countries worldwide.

•	Entered into joint venture with Ginger Capital Investment Holding Ltd. to bring evidence-based interactive robotic systems to the Chinese market, the largest growth market in the world. Agreement includes $500,000 direct investment into Bionik and $1.45M investment into joint venture by Ginger Capital.

•	Made key additions to commercialization team, adding industry veterans to help drive the commercial sales and clinical team’s efforts to reach underserved rehabilitation and mobility solutions market.

“We have taken a significant step towards expanding market presence and commercialization of our assistive robotic technologies by entering into key partnerships with leaders in consumer product development, manufacturing, and distribution. We believe these relationships will enable us to access larger markets, which will be especially important as we begin to enter fast growing markets in Asia,” said Peter Bloch, Chief Executive Officer and Chairman of the Board of Bionik Laboratories Corp. “We intend to continue to cultivate relationships that will be beneficial to our market penetration, while continuing to further build out our technology portfolio and seek key approvals in global markets. We believe our company is well positioned to meet the growing global need for robotic solutions.”

Summary of Financial Results for the Year Ended March 31, 2017

The Company reported sales of $571,945 for the year ended March 31, 2017. The Company’s margin was 32%, which is lower than normal due to an inventory write-down during the year.

For the year ended March 31, 2017, the Company reported a comprehensive loss of $3,936,574, resulting in a loss per share of $0.04, compared to a comprehensive income of $1,036,148 for the year ended March 31, 2016, resulting in income per share of $0.01. Excluding the impact of the non cash flow warrant derivative gain, share based compensation and depreciation and amortization, the loss is $6,481,066 for the year ended March 31, 2017 and $5,147,166 for the year ended March 31, 2016. The incremental loss in 2017 was attributable to the sales and marketing costs in 2017 from the acquisition of Interactive Motion Technologies Inc. (“IMT”) in April 2016 and the subsequent building of its sales and marketing team, and incremental development costs relating to the development team acquired from IMT.

The Company ended the year at March 31, 2017 with $543,650 of cash and cash equivalents compared to $5,381,757 at March 31, 2016. Working capital was $(4,375,225) at March 31, 2017 compared to $187,156 at March 31, 2016. Adjusting for warrant derivative liability and convertible loans, the Company’s working capital would be $(1,398,137) at March 31, 2017 compared to $5,323,146 at March 31, 2016.

Since March 31, 2017, the Company has received convertible loans of $500,000 from its Chinese JV partners. Additionally, the gross cash proceeds from the tender offer to amend and exercise certain outstanding warrants, were approximately $1.25 million with net cash proceeds, after deducting warrant solicitation agent fees but excluding other estimated offering expenses, totaling approximately $1.125 million.

As of the expiration date, an aggregate of 5,000,172 original warrants were tendered by their holders and were amended and exercised, representing approximately 28.3% of the Company’s 17,638,243 warrants included in the tender offer. Garden State Securities Inc. acted as the warrant solicitation agent.

Complete terms and conditions of the offer were set forth in the offer to amend and exercise, Letter to Holders of Original Warrants and other related materials that were filed as exhibits to the Tender Offer Statement on Schedule TO filed by Bionik with the Securities and Exchange Commission (the "SEC") on May 25, 2017, as amended and supplemented by Amendment No. 1 filed on June 15, 2017, Amendment No. 2 filed on June 21, 2017 and Amendment No. 3 to be filed on June 30, 2017. Copies of the offer to amend and exercise, Letter to Holders of Original Warrants and other related materials are available on the SEC's website, at www.sec.gov.

(Financial Tables to Follow)

Bionik Laboratories Corp.

Consolidated Balance Sheets

(Amounts expressed in US Dollars)

	As at March 31, 2017	As at March 31, 2016
Assets	$	$
Current
Cash and cash equivalents	543,650	5,381,757
Trade Accounts receivable	383,903	—
Inventory	228,249	—
Prepaid expenses and other receivables	228,047	231,733
Due from related parties	18,731	41,445
Short term advances	—	125,153
Loans receivable	—	379,908
Total Current Assets	1,402,580	6,159,996
Equipment	227,421	76,750
Technology and other Assets	5,030,624	—
Goodwill	22,308,275	—
Total Assets	28,968,900	6,236,746
Liabilities and Shareholders' Equity (Deficiency)
Current
Accounts payable	784,726	320,871
Accrued liabilities	1,228,657	515,979
Customer advances	121,562	—
Demand Loans	330,600	—
Promissory Note Payable	236,548	—
Convertible Loans	2,017,488	—
Deferred Revenue	98,624	—
Warrant derivative liability	959,600	5,135,990
Total Current Liabilities	5,777,805	5,972,840
Shareholders' Equity
Special Voting Preferred Stock, par value $0.001; Authorized - 1; Issued and outstanding - 1	—	—
Common Shares, par value $0.001; Authorized - 150,000,000 Exchangeable Shares; Authorized – Unlimited, Common shares Issued and outstanding – 48,885,107, March 31, 2016 -22,591,292 Exchangeable Shares Issued and Outstanding – 47,909,336, March 31, 2016 -50,000,000	96,794	72,591
Additional paid-in capital	38,640,706	11,801,146
Deficit	(15,588,554)	(11,651,980)
Accumulated other comprehensive income	42,149	42,149
Total Shareholders' Equity	23,191,095	263,906
Total Liabilities and Shareholders' Equity	28,968,900	6,236,746

Bionik Laboratories Corp.

Consolidated Statements of Operations and Comprehensive (Loss) Income

(Amounts expressed in U.S. Dollars Except Share Data)

	Year Ended	Year Ended
	March 31, 2017	March 31, 2016
	$	$
Sales	571,945	—
Cost of Sales	388,756	—
Gross Margin	183,189	—

Operating expenses
Sales and marketing	1,188,207	—
Research and development	2,663,146	1,397,554
General and administrative	3,346,230	3,676,125
Share-based compensation expense	1,001,950	1,495,837
Amortization of technology and other assets	550,080	—
Depreciation	79,868	63,454
Total operating expenses	8,829,481	6,632,970
Other expenses (income)
Interest expense	43,735	2,839
Other income	(692,198)	(42,173)
Foreign exchange loss	115,135	112,771
Change in fair value of warrant derivative liability	(4,176,390)	(7,742,555)

Total other expenses (income)	(4,709,718)	(7,669,118)

Net (loss) income and comprehensive (loss) income for the year	(3,936,574)	1,036,148
Income (loss) per share – basic	$(0.04)	$0.01
Income (loss) per share – diluted	$(0.04)	$(0.08)
Weighted average number of shares outstanding – basic	91,784,976	71,554,822

Weighted average number of shares outstanding – diluted	91,784,976	79,984,257

The above financial information has been derived from the Company's audited consolidated financial statements as of March 31, 2017 and 2016, and should be read in conjunction with such consolidated financial statements, including the notes thereto, found in the Company’s Annual Report on Form 10-K filed with the SEC on June 29, 2017. The Company will require additional financing this year to fund its operations and it is currently working on securing this funding through corporate collaborations, public or private equity offerings and/or debt financings. As a result of the Company’s financial condition, the Company’s independent registered public accounting firm has issued a going concern qualification as part of its audit report that accompanies the 2017 audited financial statements.

About Bionik Laboratories

Bionik Laboratories (OTCQX:BNKL) is a robotics company focused on providing rehabilitation and mobility solutions to individuals with neurological and mobility challenges from hospital to home. The Company has a portfolio of products focused on upper and lower extremity rehabilitation for stroke and other mobility-impaired patients, including three products on the market and four products in varying stages of development. The InMotion Systems — the InMotion ARM™, InMotion Wrist™, InMotion Hand™ and InMotion AnkleBot™ — are designed to provide intelligent, patient-adaptive therapy in a manner that has been clinically verified to maximize neuro-recovery. Bionik is also developing a lower-body exoskeleton, ARKE™, designed to allow paraplegics as well as other wheelchair users the ability to rehabilitate through walking. ARKE is designed to continually adapt to a patient’s ability and provide real-time feedback to the physiotherapist.

For more information, please visit www.bioniklabs.com and connect with us on Twitter, LinkedIn, and Facebook.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons and other robotic rehabilitation products, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) the Company's future financial performance, (iv) the market and projected market for our existing and planned products and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances, and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions, and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain additional financing, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, the Company's inability to expand the Company's business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company's raw materials, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. The Company does not undertake to update these forward-looking statements.

Media contact:

Matt Bretzius

FischTank Marketing and PR

matt@fischtankpr.com

Investor Relations contact:

Amato and Partners, LLC

Investor Relations Counsel

admin@amatoandpartners.com